Exhibit 10.8

ALBANY MOLECULAR RESEARCH, INC.

AMENDED AND RESTATED

TECHNOLOGY DEVELOPMENT INCENTIVE PLAN

Section 1. Purpose. This Amended Technology Development Incentive Plan (the “Plan”) for employees of Albany Molecular Research, Inc. and its subsidiaries (the “Company”) is being amended and restated to terminate inclusion of new programs in the Plan and provide for an orderly termination of any projects previously approved under the Plan or any predecessor thereof. The Amended and Restated Plan shall become effective on November 4, 2013; however the certain terms of the Plan in effect prior to such date shall remain in effect with respect to the participants thereof, as set forth in Appendix A hereto.

Section 2. Administration. The Plan has been administered by a committee (the “Administrator”) Effective as of the date of this Amended Plan, the Administrator has determined that the programs set forth on Appendix A are approved programs under the Plan and that no other programs are or will become eligible for inclusion under the Plan.

Section 3. Participants. The remaining employees eligible to receive payments under the programs (“Participants”) described in Appendix A and shall be entitled to receive technology incentive compensation (“TIC”) in accordance with the terms of Appendix A. Notwithstanding the existence of this Plan, the Company shall own all right, title and interest in any intellectual property developed by any Participant during such Participant’s employment with the Company as further described in the Employee Innovation, Proprietary Information and Post-Employment Activity Agreement.

Section 4. No Further Projects: No further projects will be initiated under the Plan.

Section 5. Effective Date. The Plan became effective on June 4, 2007 and this amendment shall be effective as of November 4, 2013.

Section 6. No Assignments. A Participant’s rights, if any, in any TIC payable under the Plan may not be assigned or transferred except by will or by the laws of descent and distribution, and are not subject to attachment, garnishment, judicial order, execution or other creditor’s processes. The rights and obligations of the Company under the Plan may be assigned by the Company to a successor to substantially all or any part of its business and thereupon the Company will be relieved of any obligation it may have hereunder. All references to the Company herein shall, unless otherwise indicated, be construed to include a successor to all or any part of the Company business.

Section 7. Integration. This Plan, as amended, supersedes all prior plans, agreements, arrangements and understandings relating to the subject matter hereof, including, without limitation, the Company’s predecessor Technology Incentive Plan.

Section 8. Amendments and Termination. The Board of Directors of the Company may, at any time, amend or discontinue the Plan.

Section 9. General.

(a)	The place and administration of the Plan shall be conclusively deemed to be within the State of Delaware and the validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder shall be governed by, and determined exclusively and solely in accordance with, the laws of the State of Delaware.

(b)	Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company and any Participant or any of its other employees or a security interest of any kind in any property of the Company in favor of any Participant or any other person.